June 21, 2016

U.S. Geothermal Inc.
390 E. Parkcenter Blvd., Suite 250
Boise, Idaho 83706

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to U.S. Geothermal Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about June 21, 2016, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by the Company of up to 11,983,184 shares of Common Stock, $0.001 par value, of the Company (the “Shares”), issuable pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”).

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

     In rendering our opinions set forth below, we have assumed, and express no opinion as to, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic originals of all documents submitted to us as copies, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of any of the documents we have reviewed. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

     We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law.

     Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

U.S. Geothermal Inc.
June 21, 2016

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

DORSEY & WHITNEY LLP

/s/ Dorsey & Whitney LLP